UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 2, 2016

Date of Report (Date of earliest event reported)

QUALITY CARE PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-37805	81-2898967
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

7315 Wisconsin Avenue, Suite 250-W

Bethesda, MD 20814

(Address of principal executive offices) (Zip Code)

(240)  223-4680

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Arrangements with Our Chief Executive Officer

On December 2, 2016, Quality Care Properties, Inc. (“QCP” or “we”) entered into a letter agreement (the “Ordan Letter”) with Mark Ordan, our Chief Executive Officer, memorializing actions under, and changes to, his employment agreement, dated as of August 3, 2016 and amended on October 3, 2016 (the “Ordan Employment Agreement”), which was originally entered into prior to the spin-off of QCP from HCP, Inc.

Completion Bonus and Related Clawback.  The Ordan Employment Agreement authorized the Compensation Committee (the “Committee”) of QCP’s Board of Directors to determine the amount of Mr. Ordan’s spin-related completion bonus.  The Committee set the amount of the completion bonus at $3,000,000, which is a level that had been previously contemplated under the original Ordan Employment Agreement.  The Committee added a clawback of Mr. Ordan’s completion bonus (based on the number of full months worked) if Mr. Ordan terminates his employment with QCP other than for “good reason” or we terminate Mr. Ordan’s employment for “cause” during the three-year period following consummation of our spin-off from HCP, Inc. (the “Effective Date”).

Initial RSU Grant.  The Committee determined to grant Mr. Ordan initial restricted stock units with a grant date fair value of $3,000,000 (the “Ordan Initial RSUs”).  The Ordan Letter provides that Ordan Initial RSUs are in full satisfaction of QCP’s obligation under the Ordan Employment Agreement to grant an initial award of restricted stock units to Mr. Ordan and that the Ordan Initial RSUs will vest in full on the third anniversary of the grant date, subject to Mr. Ordan’s continued employment with QCP through such date, provided that if Mr. Ordan’s employment is terminated by QCP without “cause” or if he resigns his employment for “good reason,” in each case, on or within two years after a “change in control” of QCP, the Ordan Initial RSUs will vest in full as of such termination date.

Initial and Adjustment Option Grant.  To give effect to the change in capital structure of QCP from that contemplated by the Ordan Employment Agreement, the Ordan Letter provides that the initial options contemplated under the Ordan Employment Agreement will be in respect of 1,600,000 shares of QCP common stock (the “Ordan Initial Options”).  In addition, in light of the limits placed on the Ordan Initial RSUs, Mr. Ordan will be granted additional options for QCP common stock with a grant date fair value of approximately $1,750,000 (the “Ordan Adjustment Options” and together with the Ordan Initial Options, the “Ordan Options”).  The Ordan Adjustment Options will be granted at the same time and have the same exercise price as the Ordan Initial Options.  The Pricing Committee (as defined in the Ordan Employment Agreement) for the Ordan Options will consist of three independent members of the QCP Board of Directors, and will no longer consist of any HCP, Inc. directors.

The Ordan Initial Options will vest and become exercisable as provided in the Ordan Employment Agreement, and the Committee clarified that if Mr. Ordan’s employment terminates during the first two years following the grant date, QCP may clawback the Ordan Initial Options.  The Ordan Adjustment Options will vest in full on the third anniversary of the grant date, subject to Mr. Ordan’s continued employment with QCP through such date, provided that, upon Mr. Ordan’s termination of employment without “cause” or resignation for “good reason,” in each case, on or within two years after a change in control of QCP, the Ordan Adjustment Options will vest in full and become immediately exercisable as of such termination date.

The foregoing summary of the Ordan Amendment is qualified in its entirety by reference to the amendment itself, which is attached to this Current Report as Exhibit 10.1 and which is incorporated by reference in its entirety into this Item 5.02.

Employment Agreements with President and Chief Investment Officer and with Chief Financial Officer

On December 2, 2016, we also entered into employment agreements with D. Gregory Neeb, our President and Chief Investment Officer (the “Neeb Employment Agreement”), and with C. Marc Richards, our Chief Financial Officer (the “Richards Employment Agreement” and together with the Neeb Employment Agreement, the “Executive Employment Agreements”).

Term. The Executive Employment Agreements are both effective immediately and will expire on the fourth anniversary of the Effective Date or an earlier termination of the executive’s employment.

Compensation. The Neeb Employment Agreement provides for Mr. Neeb to receive an annual base salary of $575,000 and be eligible to receive a target annual cash performance bonus equal to 200% of his base salary and annual equity award grant that has a target value equal to 200% of his annual base salary.  The Richards Employment Agreement provides for Mr. Richards to receive an annual base salary of $400,000 and be eligible to receive a target annual cash performance bonus equal to 150% of his base salary and annual equity award grant that has a target value equal to 150% of his annual base salary.

Completion Bonus and Related Clawback.  The Executive Employment Agreements provide for Mr. Neeb to receive a completion bonus of $2,000,000 and Mr. Richards to receive a completion bonus of $1,000,000. The completion bonuses will be subject to clawback on the same basis as Mr. Ordan’s completion bonus.

Initial RSU Grant. The Executive Employment Agreements provide for Mr. Neeb to receive a grant of restricted stock units with a grant date fair value of $2,000,000 and Mr. Richards to receive a grant of restricted stock units with a grant date fair value of $1,000,000.  Mr. Neeb’s and Mr. Richards’s restricted stock units will vest on the same terms as the Ordan Initial RSUs.

Initial Option Grant.  The Executive Employment Agreements provide that Mr. Neeb’s initial options will be in respect of 1,120,000 shares of Common Stock, together with additional stock options with a grant date fair value of approximately $1,225,000, and that Mr. Richards’ initial options will be in respect of 640,000 shares of common stock, together with additional stock options with a grant date fair value of approximately $900,000.  Mr. Neeb’s and Mr. Richard’s options will be granted at the same time, have the same exercise price and the same terms as the Ordan Options.

Severance Payments.  If Mr. Neeb’s or Mr. Richards’s employment with QCP terminates prior to the fourth anniversary of the Effective Date due to a termination without “cause” or resignation for “good reason” and the executive executes a general release of claims in favor of QCP, Mr. Neeb or Mr. Richards, as the case may be, will receive salary continuation in an amount equal to one times the sum of his annual base salary and a target annual cash bonus paid in equal installments over a 12-month period. If such a termination occurs within two years following a change in control of QCP, the executive will instead receive a lump sum cash payment equal to two times the sum of his annual base salary and target annual cash bonus.  In the event of any potential exposure to excise taxes under Section 280G or 4999 of the Code, the Executive Employment Agreements provide that such payments and benefits either will be paid in full or reduced to a level such that the excise taxes are not imposed, whichever provides a better after-tax result for the executive.

Restrictive Covenants.  The Executive Employment Agreements provide that for one year following the termination of employment with QCP for any reason, the executive will not compete with QCP and for two years following the termination of his employment with QCP for any reason, the executive will not solicit QCP employees, consultants, other service providers, clients or customers.  The Executive Employment Agreements also contain standard perpetual provisions relating to confidentiality, non-disparagement and cooperation with litigation and financial audits.

The foregoing summary of the Executive Employment Agreements is qualified in its entirety by reference to the agreements themselves, which are attached to this Current Report as Exhibits 10.2 and 10.3 and which are incorporated by reference in their entirety into this Item 5.02.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Letter Agreement, dated December 2, 2016, between QCP and Mark Ordan.
10.2	Employment Agreement, dated December 2, 2016, between QCP and Greg Neeb.
10.3	Employment Agreement, dated December 2, 2016, between QCP and C. Marc Richards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 6, 2016

Quality Care Properties, Inc.

By:	/s/ C. Marc Richards
	Name:	C. Marc Richards
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Letter Agreement, dated December 2, 2016, between Quality Care Properties, Inc. and Mark Ordan.
10.2	Employment Agreement, dated December 2, 2016, between Quality Care Properties, Inc. and Greg Neeb.
10.3	Employment Agreement, dated December 2, 2016, between Quality Care Properties, Inc. and C. Marc Richards.